EXHIBIT 12

                     FIRST WASHINGTON REALTY TRUST, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                            12/31/96   12/31/95   12/31/94     12/31/93      12/31/92
                                                            --------   --------   --------     --------      --------
Income (loss) before extraordinary item and minority
interest..................................................  $   4,774  $   2,931  $    (836)  $  (1,240)     $  (2,096)

Add:
  Interest on indebtedness................................     12,819      8,968      7,993       7,693          7,872
  Amortization of debt expense............................      2,167      2,262      1,308         216            272
                                                                -----      -----      -----         ---            ---
    Income as adjusted....................................  $  19,760  $  14,161  $   8,465   $   6,669      $   6,048
                                                            =========  =========  =========   =========      =========

Fixed charges:
  Interest on indebtedness................................  $  12,819  $   8,968  $   7,993   $   7,693      $   7,872
  Amortization of debt expense............................      2,167      2,262      1,308         216            272
  Capitalized interest....................................        244         --         --          --             92
  Preferred dividends.....................................      6,617      5,975      2,142          --             --
                                                                -----      -----      -----   ---------      ---------
    Total fixed charges...................................  $  21,847  $  17,205  $  11,443   $   7,909      $   8,236
                                                            =========  =========  =========   =========      =========
Ratio of earnings to fixed charges........................         --         --        --           --             --
                                                            =========  =========  =========   =========      =========
Earnings Deficiency.......................................  $   2,087  $   3,044  $   2,978   $   4,593      $   1,240
                                                            =========  =========  =========   =========      =========
